EXHIBIT 99.1

PRESS RELEASE

905 Southfield Drive
Plainfield, Indiana  46168

July 23, 2008

LINCOLN BANCORP ANNOUNCES SECOND QUARTER RESULTS

Lincoln Bancorp (NASDAQ GM: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that the Company’s net income for the second quarter ended June 30, 2008 was $963,000, or $.19 for both basic and diluted earnings per share.  This compares to net income in the second quarter of 2007 totaling $803,000, or $.16 for basic and $.15 for diluted earnings per share.  Net income for the second three month period of 2007 included $165,000 or $.03 per share of after-tax income related to the strategic balance sheet restructuring where certain lower yielding securities and loans were sold and the proceeds reinvested.  Net income for the second quarter of 2008 increased 50% compared to the adjusted net income of the same period of 2007.

Net income for the six-month period ended June 30, 2008 was $1,144,000 or $.23 for both basic and diluted earnings per share.  This compared to $378,000 or $.07 for both basic and diluted earnings per share for the same period in 2007.  The six-month earnings in 2008 were effected by lower than expected earnings during the first quarter of 2008.  This was the result of a $1,507,000 provision for loan losses taken after management’s quarterly review of the adequacy of the allowance for loan losses at the end of the first quarter.  Net income for the first six months of 2007 was below expected levels as the Company performed strategic balance sheet restructuring as discussed above. The after-tax loss recognized on this restructuring charge totaled $909,000 or $.18 for both basic and diluted earning per share.

Assets totaled $869.9 million at June 30, 2008, a decrease from December 31, 2007 of $19.4 million.  The largest decrease in assets occurred in securities available for sale, down $17.1 million and net loans, down $9.7 million.  The majority of the decline in loans occurred in residential real estate mortgages, down $11.7 million and indirect consumer loans, down $6.6 million. Both of these declines are in line with management’s expectations. The majority of our fixed rate mortgage product is currently being sold in the secondary market and indirect activity has been substantially reduced due to competition.  Home equity loans increased by $8.0 million and commercial loans increased by $6.0 million from December 31, 2007.  The increase in allowance for loan losses accounted for $1.6 million of the decline in net loans.  Cash and cash equivalents increased $5.8 million from year end 2007 as interest bearing balances in other financial institutions increased temporarily.  The decline in investment securities available for sale was primarily from called securities during the first quarter with proceeds not reinvested, but instead utilized to offset reductions in public fund money market deposits.

Total deposits were $632.0 million at June 30, 2008, a decrease of $24.4 million from year end December 31, 2007.  The decline occurred primarily in money market deposits down $40.9 million and certificates of deposit, down $4.6 million.  This decline in money market deposits was due to the outflow of public fund deposits as local governments paid bills as well as sought higher interest rate alternatives.  Growth occurred in noninterest-bearing and interest-bearing demand deposit accounts, up $1.3 million and $13.5 million, respectively, and savings accounts, up $6.2 million from December 31, 2007.  Borrowings increased by $10.3 million from year end 2007 to $119.5 million at June 30, 2008 as wholesale borrowing costs declined below competitive rates for public funds and certain single service certificate of deposit customers.

Net interest income for the second quarter of 2008 was $6,067,000 compared to $5,337,000 for the same period in 2007.  Net interest margin improved to 3.05% for the three-month period ended June 30, 2008 compared to 2.57% for the same period in 2007.  The average yield on earning assets declined 62 basis points in the second quarter 2008 compared to the same period in 2007 while the average cost of interest-bearing liabilities decreased

125 basis points for the same period.  This improved the interest rate spread to 2.73% for the three month period ended June 30, 2008 from 2.10% for the same period in 2007, or 63 basis points.

Net interest income for the six months ended June 30, 2008 was $11,905,000 compared to $10,697,000, an increase of $1,208,000 or over 11%.  Net interest margin increased to 2.97% from 2.58% a year ago.  The average earning asset yield for the first six months in 2008 decreased by 41 basis points while the cost of interest bearing liabilities decreased by 92 basis points.  This improved our spread to 2.63% in 2008 from 2.12% in 2007 or 51 basis points.

The Bank’s provision for loan losses for the second quarter of 2008 was $299,000 compared to $100,000 for the same period in 2007.  For the six-month period ended June 30, 2008, the provision for loan losses totaled $1,806,000 compared to $307,000 for the same period in 2007.  The difference between the periods was the result of the additional provision taken during the first quarter of 2008.  Nonperforming loans to total loans at June 30, 2008 increased to 2.10% from 1.22% at December 31, 2007.  Nonperforming loans increased $5.5 million to $13.4 million since December 31, 2007.  More than half of this increase was related to one specific relationship that had been considered in our analysis of the allowance for loan losses at March 31, 2008 and provided accordingly through additional provision at that time.  Conservative underwriting should allow appropriate resolution of this relationship in the near future.  Nonperforming assets to total assets were 1.63% at June 30, 2008 compared to .95% at December 31, 2007.  The allowance for loan losses as a percent of total loans was 1.28% at June 30, 2008 compared to 1.02% and December 31, 2007.  For the first two quarters of 2008, the Bank recognized $195,000 in net charged-off loans compared to $190,000 of net charge-offs in the same period of 2007.

Other income for the three months ended June 30, 2008 was $1,853,000 compared to $1,884,000 for the same quarter of 2007.  Other income for the second quarter of 2007 included a net $268,000 of income related to the balance sheet restructuring previously discussed.  On an adjusted basis the second quarter of 2008 exceeded the same quarter of 2007 by $237,000 or nearly 15%.  Service charges on deposit accounts and point of sale income increased $51,000 and $63,000, respectively, over the same quarter in 2007 as the results of our efforts to increase the number of checking account customers continues.  Excluding the restructuring effect from the second quarter of 2007, all categories of other income for the second quarter of 2008 exceeded the same quarter of 2007 with the exception of the increase in cash value of life insurance which was down $5,000 as a result of lower earning asset yields.

Other income for the six months ended June 30, 2008 was $3,799,000 compared to $1,704,000 for the same period of 2007.  Excluding the items related to the restructuring during the first and second quarters of 2007, other income would have been $3,182,000.  On an adjusted basis, the six month period in 2008 would have exceeded 2007 by $617,000 or over 19%.  Additionally, all major categories of other income for the six month period ended June 30, 2008 exceeded the same period of 2007 with the exception of the increase in cash value of life insurance which was down $14,000 as a result of lower earning asset yields.

Other expenses were $6,451,000 for the three months ended June 30, 2008 compared to $6,195,000 for the same three months of 2007.  The largest increase was in salaries and employee benefits totaling $3,275,000 for the second quarter of 2008 compared to $3,069,000 during the same quarter of 2007, an increase of $206,000 or less than 7%.  The primary reasons for the increase were annual salary increases, higher commission expense and an increase in full time equivalent employees to 243 from 232 for the second quarter of 2008 compared to 2007.

Other expenses for the six month period ended June 30, 2008 were $12,800,000 compared to $12,132,000 for the same period in 2007.  Salaries and benefits increased $464,000 or nearly 8%.  The primary reasons for the increase were similar to the quarterly explanation above.  Occupancy costs increased $120,000 to $1,257,000 or nearly 11% primarily from the addition of new branches in Greenwood and Mooresville in high traffic areas to replace existing offices in those communities.  Data processing costs increased to $1,373,000 for the six months compared to $1,206,000 in the same period of 2007.  This increase was the direct result of additional new checking account relationships added through our marketing campaign begun late in the first quarter of 2007.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.  The Bank also has 2 loan production offices located in Carmel and Greenwood, Indiana.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The Companies' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Companies' most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
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For additional information, contact:

Jerry R. Engle, President / CEO
Lincoln Bancorp
317-839-6539

LINCOLN BANCORP SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

			June 30	December 31
			2008	2007
Balance Sheet Data:
Total assets			$869,898	$889,314
Loans, net (including loans held for sale)			630,063	639,791
Cash and cash equivalents			18,931	13,115
Investment securities available for sale			133,337	150,406
Deposits			631,991	656,405
Securities sold under repurchase agreements			13,283	16,767
Borrowings			119,512	109,177
Stockholders' equity			96,599	98,986

Book value per common share			$18.16	$18.63
Shares outstanding			5,319,731	5,312,981
Equity to assets			11.10%	11.13%
Non-performing assets to total assets			1.63%	0.95%
Non-performing loans to total loans			2.10%	1.22%
Allowance for loan losses to total loans			1.28%	1.02%

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Operating Data:
Interest and Dividend Income:
Loans	$9,831	$11,019	$20,336	$21,969
Investment securities	1,682	2,246	3,574	4,221
Deposits with financial institutions and federal funds sold	20	131	45	316
Dividend income	126	88	236	203
Total interest and dividend income	11,659	13,484	24,191	26,709
Interest Expense:
Deposits	4,351	6,827	9,773	13,513
Borrowings	1,241	1,320	2,513	2,499
Total interest expense	5,592	8,147	12,286	16,012
Net Interest Income	6,067	5,337	11,905	10,697
Provision for loan losses	299	100	1,806	307
Net Interest Income After Provision for Loan Losses	5,768	5,237	10,099	10,390
Other Income:
Service charges on deposit accounts	695	644	1,337	1,186
Net gains (losses) on sales of loans	333	(167)	790	(1,173)
Net realized and unrealized gains (losses) on sales of securities	-	366	70	(53)
Point of sale income	297	234	560	428
Loan servicing fees	92	75	186	152
Increase in cash value of life insurance	206	211	409	423
Other	230	521	447	741
Total other income	1,853	1,884	3,799	1,704
Other Expenses:
Salaries and employee benefits	3,275	3,069	6,629	6,165
Net occupancy expenses	612	592	1,257	1,137
Equipment expenses	411	419	822	845

LINCOLN BANCORP SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

Data processing fees	708	674	1,373	1,206
Professional fees	215	177	428	321
Advertising and business development	239	297	468	579
Core deposit intangible amortization	120	137	241	274
Other	871	830	1,582	1,605
Total other expenses	6,451	6,195	12,800	12,132
Income (Loss) Before Income Taxes	1,170	926	1,098	(38)
Income tax expense (benefit)	207	123	(46)	(416)
Net Income	$963	$803	$1,144	$378

Basic Earnings per Share	$0.19	$0.16	$0.23	$0.07
Diluted Earnings per Share	$0.19	$0.15	$0.23	$0.07

Other Data:
Interest rate spread	2.73%	2.10%	2.63%	2.12%
Net interest margin	3.05%	2.57%	2.97%	2.58%
Return on average assets	0.45%	0.36%	0.26%	0.08%
Return on average equity	3.91%	3.24%	2.31%	0.76%